1933 Act File No. 33-33225
                                                      1940 Act File No. 811-6033


                        SECURITIES & EXCHANGE COMMISSION
                             Washington, D. C. 20549

                                    FORM N-1A

           REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT [x]
                                     OF 1940

                                Amendment No. 10

                             LORD ABBETT EQUITY FUND

          Exact Name of Registrant as Specified in Declaration of Trust


                     767 FIFTH AVENUE, NEW YORK, N.Y. 10153
                      Address of Principal Executive Office


                  REGISTRANT'S TELEPHONE NUMBER (212) 848-1800

                  Kenneth B. Cutler, Vice President & Secretary
                     767 FIFTH AVENUE, NEW YORK, N.Y. 10153
                     (Name and Address of Agent for Service)


It is proposed that this filing will become effective (check appropriate box)

 X       immediately on filing pursuant to paragraph (b) of Rule 485
-----
         on (date) pursuant to paragraph (b) of Rule 485
-----
         60 days after filing pursuant to paragraph (a)(1) of Rule 485
-----
         on (date) pursuant to paragraph (a)(1) of Rule 485
-----
         75 days after filing pursuant to paragraph (a)(2) of Rule 485
-----
         on (date) pursuant to paragraph (a)(2) of Rule 485
-----

If appropriate, check the following box:

     this post-effective amendment designates a new effective date for a ---- previously filed post-effective amendment

Registrant  has  registered  an  indefinite   amount  of  securities  under  the
Securities Act of 1933 pursuant to Rule 24f-2(a)(1). Pursuant to Rule 24f-2(b)(2), Registrant need not file a Rule 24f-2 Notice as no securities were sold during Registrant's most recent fiscal year.

                      LORD ABBETT EQUITY FUND (1990 Series)
                                    FORM N-1A
                              Cross Reference Sheet
                         Post-Effective Amendment No. 10
                             Pursuant to Rule 481(a)


Form N-1A                          Location In Prospectus or
ITEM NO.                           STATEMENT OF ADDITIONAL INFORMATION

1                                  N/A
2                                  N/A
3                                  N/A
4 (a) (i)                          Cover Page
4 (a) (ii)                         How the Fund Invests
4 (b)  (c)                         How the Fund Invests
5 (a)                              Management
5 (b)                              Management; Back Cover Page
5 (c)                              Management*
6 (a)                              Cover Page
6 (b)  (c) (d)                     N/A
6 (e)                              Cover Page
6 (f)  (g)                         Dividends, Capital Gains
                                   Distributions and Taxes; Taxes
7 (a)                              Back Cover Page
7 (b) (c) (d)                      Purchases
7 (e)                              Purchases
7 (f)                              Purchases
8 (a) (b) (d)                      Redemptions
8 (c)                              N/A
9                                  N/A
10                                 Cover Page
11                                 Cover Page -- Table of Contents
12                                 Cover Page
13 (a) (b) (c)                     Investment Objectives and Policies
13 (d)                             N/A
14                                 Trustees and Officers
15 (a) (b)                         N/A
15 (c)                             Trustees and Officers*
16 (a) (i)                         Investment Advisory and Other Services
16 (a) (ii)                        Trustees and Officers
16 (a) (iii)                       Investment Advisory and Other Services*
16 (b)                             Investment Advisory and Other Services
16 (c) (d) (e) (g)                 N/A
16 (f) (h)                         Investment Advisory and Other Services*
16 (i)                             N/A
17 (a)                             Portfolio Transactions*
17 (b)                             N/A
17 (c)                             Portfolio Transactions
17 (d) (e)                         N/A

Form N-1A                        Location In Prospectus or
ITEM NO.                         STATEMENT OF ADDITIONAL INFORMATION

18 (a)                           Further Information about the Fund
18 (b)                           N/A
                                 Shareholder Services; Notes
19 (a) (b)                       to Financial Statements
19 (c)                           N/A
20                               Taxes*
21 (a)                           Purchases, Redemptions and Shareholder Services
21 (b) (c)                       N/A
22                               N/A
22 (b)                           Past Performance
23                               Financial Statements*

































*  Including Supplement dated September 25, 1997.

                      LORD ABBETT EQUITY FUND - 1990 SERIES
                       SUPPLEMENT DATED SEPTEMBER 25, 1997


         The following supplements and amends the disclosure contained in the specified sections of Parts A and B of the Registration Statement pertaining to the 1990 Series of shares of the Registrant filed April 9, 1990, as thereafter supplemented.



                                     PART A
          (Prospectus dated April 9, 1990, as thereafter supplemented)


MANAGEMENT

     For the fiscal year ended May 31, 1997, the actual management fee paid by the Fund to Lord, Abbett & Co. ("Lord Abbett") amounted to .65 of 1% of the Fund's average daily net assets, and the total expenses of the Fund were 1.45% of its average net assets.

     Mr. Robert P. Fetch, Executive Vice President of the Fund (with Lord Abbett since 1995 - formerly Managing Director of Prudential Investment Advisors), has served as Portfolio Manager since 1995. John J. Walsh, of Lord Abbett served as portfolio manager of the Fund since 1990.

                                     PART B
            (Statement of Additional Information dated April 9, 1990,
                           as thereafter supplemented)


TRUSTEES AND OFFICERS

         The following trustees are partners of Lord Abbett, The General Motors Building, 767 Fifth Avenue, New York, New York 10153-0203. They have been associated with Lord Abbett for over five years and are also an officer and/or director or trustee of the twelve other Lord Abbett-sponsored funds. They are "interested persons" as defined in the Investment Company Act of 1940, as amended (the "Act"), and as such, may be considered to have an indirect financial interest in the Rule 12b-1 Plan described in the Prospectus.

Robert S. Dow, age 52, Chairman and President
E. Wayne Nordberg, age 59, Vice President

         The following outside trustees are also directors or trustees of the twelve other Lord Abbett-sponsored funds referred to above.

E. Thayer Bigelow
Courtroom Television Network
600 Third Avenue
New York, New York

Chief Executive Officer of Courtroom Television Network. Formerly President and Chief Executive Officer of Time Warner Cable Programming, Inc. Prior to that, President and Chief Operating Officer of Home Box Office, Inc. Age 56.

Stewart S. Dixon
Wildman, Harrold, Allen & Dixon
225 W. Wacker Drive (Suite 2800)
Chicago, Illinois

Partner in the law firm of Wildman, Harrold, Allen & Dixon. Age 66.

John C. Jansing
162 S. Beach Road
Hobe Sound, Florida

Retired. Former Chairman of Independent Election Corporation of America, a proxy tabulating firm. Age 71.

C. Alan MacDonald
The Marketing Partnership, Inc.
27 Signal Road
Stamford, Connecticut

General Partner, The Marketing Partnership, Inc., a full service marketing consulting firm. Formerly Chairman and Chief Executive Officer of Lincoln Foods, Inc., manufacturer of branded snack foods (1992-1994). Formerly President and Chief Executive Officer of Nestle Foods Corporation, and prior to that, President and Chief Executive Officer of Stouffer Foods Corp., both subsidiaries of Nestle S.A. (Switzerland). Currently serves as Director of Den West Restaurant Co., J.B. Williams, and Fountainhead Water Company. Age 64.

Hansel B. Millican, Jr.
Rochester Button Company
1100 Noblin Avenue
South Boston, Virginia

President and Chief Executive Officer of Rochester Button Company.  Age 69.

Thomas J. Neff
Spencer Stuart U.S.
277 Park Avenue
New York, New York

Chairman of Spencer Stuart U.S., an executive search consulting firm. Age 59.

The second column of the following table sets forth the compensation accrued for the Fund's outside trustees. The third column sets forth information with respect to the equity-based benefits accrued for outside directors/trustees by the Lord Abbett-sponsored funds. The fourth column sets forth the total compensation payable by such funds to the outside directors/trustees. No trustee of the Fund associated with Lord Abbett and no officer of the Fund received any compensation from the Fund for acting as a trustee or officer.




                                                        For the Fiscal Year Ended May 31, 1997


         (1)                        (2)                       (3)                       (4)

                                                                                        For Year Ended
                                                              Equity-Based              December 31, 1996
                                                              Benefits Accrued          Total Compensation
                                                              by the Fund and           Accrued by the
                                    Aggregate                 Twelve Other Lord         Fund and Twelve
                                    Compensation              Abbett-sponsored          Other Lord Abbett-
                                    FROM THE FUND1            FUNDS2                    SPONSORED FUNDS3
NAME OF DIRECTOR

E. Thayer Bigelow                   $215                      $11,563                   $48,200

Stewart S. Dixon                    $209                      $22,283                   $46,700

John C. Jansing                     $209                      $28,242                   $46,700

C. Alan MacDonald                   $217                      $29,942                   $48,200

Hansel B. Millican, Jr.             $215                      $24,499                   $49,600

Thomas J. Neff                      $213                      $15,990                   $46,900



1. Outside directors' fees, including attendance fees for board and committee meetings, are allocated among all Lord Abbett-sponsored funds based on the net assets of each fund. Fees payable by the Fund to certain of its outside trustees are being deferred under a plan that deems the deferred amounts to be invested in shares of the Fund for later distribution to the trustees. The amounts accrued by the Fund for the year ended May 31, 1997, are as set forth after each outside Trustee's name above. The total amount accrued for each outside Trustee since the beginning of his tenure with the Fund, together with dividends reinvested and changes in net asset value applicable to such deemed investments, were as follows as of May 31, 1997: Mr. Bigelow, $610; Mr. Dixon, $4,129; Mr. Jansing, $4,675; Mr. MacDonald, $4,159; Mr. Millican, $4,732 and Mr. Neff, $4,694.






2. Each Lord Abbett-sponsored fund has a retirement plan providing that outside directors/trustees may receive annual retirement benefits for life equal to 100% of their final annual retainers following retirement at or after age 72 with at least 10 years of service. Each plan also provides for a reduced benefit upon early retirement under certain circumstances, a pre-retirement death benefit and actuarially reduced joint-and-survivor spousal benefits. Such retirement plans, and the deferred compensation plans referred to in footnote one, have been amended recently to, among other things, enable outside directors to elect to convert their prospective benefits under the retirement plans to equity-based benefits under the deferred compensation plans (renamed the equity-based plans and hereinafter referred to as such). Five of the six outside directors made such an election. Mr. Jansing did not. The amounts accrued in column 3 were accrued by the Lord Abbett-sponsored funds for the twelve months ended October 31, 1996 with respect to the equity-based plans. These accruals were based on the plans as in effect before the recent amendments and on the fees payable to outside directors of the Fund for the twelve months ended October 31, 1996. Under the recent amendments, the annual retainer was increased to $50,000 and the annual retirement benefits were increased from 80% to 100% of a director's final annual retainer. Thus, if Mr. Jansing were to retire at or after age 72 and the annual retainer payable by the funds were the same as it today, he would receive annual retirement benefits of $50,000.

3. This column shows aggregate compensation, including trustees fees and attendance fees for board and committee meetings, of a nature referred to in footnote one, accrued by the Lord Abbett-sponsored funds during the year ended December 31, 1996.


Except where indicated, the following executive officers of the Fund have been associated with Lord Abbett for over five years. Of the following, Messrs. Allen, Brown, Carper, Cutler, Ms. Foster, Messrs. Morris, Noelke, Nordberg and Walsh are partners of Lord Abbett; the others are employees; Robert G. Morris, age 52, Executive Vice President; Kenneth B. Cutler, age 65, Vice President and Secretary; Stephen I. Allen, age 44; Zane E. Brown, age 45; Daniel E. Carper, age 45; Daria Foster, age 43; Robert Noelke, age 40; E. Wayne Nordberg, age 59; Paul A. Hilstad, age 54 (with Lord Abbett since 1995 - formerly Senior Vice President and General Counsel of American Capital Management & Research, Inc.); Thomas F. Konop, age 55; A. Edward Oberhaus, age 37; John J. Walsh, age 61, Vice Presidents; and Keith F. O'Connor, age 42, Vice President and Treasurer.

At September 1, 1997, the officers and trustees of the Fund, as a group, owned less than 1% of the 1990 Series outstanding shares.


INVESTMENT ADVISORY AND OTHER SERVICES

For the fiscal years ended May 31, 1995, 1996 and 1997 the management fees paid by the Fund to Lord Abbett under the Management Agreement were $331,949, $369,870 and $374,988 respectively, which amounts reflected waivers of fees by Lord Abbett of $7,318 for the fiscal year ended May 31, 1995.

During the fiscal year ended May 31, 1997, the Fund paid through Lord Abbett to dealers $144,226, under the Fund's Rule 12b-1 Plan.


PORTFOLIO TRANSACTIONS

For the fiscal years ended May 31, 1995, 1996 and 1997, the Fund paid $63,875, $116,435 and 79,576 respectively, in brokerage commissions.

TAXES

Dividends derived from the Fund's ordinary income and net short-term capital gains are taxable to Shareholders at ordinary income rates. Under recently enacted legislation, the maximum tax rate on long-term capital gains for a U.S. individual, estate or trust is reduced to 20% and the "holding period" for long-term capital gains treatment is increased from one-year to eighteen months. (If the taxpayer is in the 15% tax bracket, the rate is 10%.) An individual, estate or trust with a holding period greater than one year but less than 18 months has "mid-term" gains taxed at a maximum rate of 28% (15% if the taxpayer is in the 15% tax bracket). Although it has not yet done so, Treasury has the authority to amend the tax law governing taxation of shareholders of a regulated investment company to reflect these changes. Although the Series does not know when and what regulations will be promulgated, it believes that the regulations should provide that whether received in cash or shares, regardless of how long a taxpayer has held the shares of the Series, distributions derived from net long-term or mid-term capital gains will be taxable to shareholders as long-term or mid-term capital gains, respectively.


FINANCIAL STATEMENTS

The financial statements for the fiscal year ended May 31, 1997 and the report of Deloitte & Touche LLP, independent auditors for the Fund on such financial statements contained in the 1997 Annual Report to Shareholders of Lord Abbett Equity Fund are incorporated herein by reference to such financial statements and report in reliance upon the authority of Deloitte & Touche LLP as experts in auditing and accounting.

PART C   OTHER INFORMATION

Item 24. FINANCIAL STATEMENTS AND EXHIBITS

       (a)     Financial  Statements  -  Statements  of Net
               Assets  at  May  31,   1997;   Statement  of
               Operations  for  Year  ended  May 31,  1997;
               Statement of Changes in Net Assets for Years ended May 31, 1997 and 1996.

       (b)     Exhibits -
               99.B11  Consent of Deloitte & Touche LLP with
                       respect to the financials of the Registrant.*

       *  Filed herewith.


Item 25.        PERSONS CONTROLLED BY OR UNDER COMMON CONTROL WITH REGISTRANT

                None.


Item 26.        NUMBER OF RECORD HOLDERS OF SECURITIES

                   At September 5, 1997 - 4,309 (1990 Series).


Item 27.        INDEMNIFICATION

       All trustees, officers, employees and agents of Registrant are to be indemnified as set forth in Section 4.3 of Registrant's Amended and Restated Declaration of Trust, which has been previously filed.

       Insofar as indemnification for liability arising under the Securities Act of 1933 may be permitted to trustees, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a trustee, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

       In addition, Registrant maintains a trustees' and officers' errors and omissions liability insurance policy protecting trustees and officers against liability for breach of duty, negligent act, error or omission committed in their capacity as trustees or officers. The policy contains certain exclusions, among which is exclusion from coverage for active or deliberate dishonest or fraudulent acts and exclusion for fines or penalties imposed by law or other matters deemed uninsurable.

Item 28.        BUSINESS AND OTHER CONNECTIONS OF INVESTMENT ADVISER

       Lord, Abbett & Co. acts as investment adviser for twelve other open-end investment companies (of which it is principal underwriter for thirteen), and as investment adviser to approximately 5,100 private accounts. Other than acting as trustees, directors and/or officers of open-end investment companies sponsored by Lord, Abbett & Co., none of Lord, Abbett & Co.'s partners has, in the past two fiscal years, engaged in any other business, profession, vocation or employment of a substantial nature for his own account or in the capacity of director, officer, employee, partner or trustee of any entity except as follows:


       John J. Walsh
       Trustee
       The Brooklyn Hospital Center
       100 Parkside Avenue
       Brooklyn, New York



Item 29.        PRINCIPAL UNDERWRITER

       (a)      Lord Abbett Affiliated Fund, Inc.
                Lord Abbett Global Fund, Inc.
                Lord Abbett Series Fund, Inc.
                Lord Abbett Government Securities Money Market Fund, Inc. Lord Abbett Bond-Debenture Fund, Inc.
                Lord Abbett Mid-Cap Value Fund, Inc.
                Lord Abbett Developing Growth, Inc.
                Lord Abbett Tax-Free Income Fund, Inc.
                Lord Abbett Securities Trust
                Lord Abbett Research Fund, Inc.
                Lord Abbett Investment Trust
                Lord Abbett Tax-Free Income Trust



                INVESTMENT ADVISOR

                American Skandia Trust (Lord Abbett Growth and Income Portfolio)



       (b) The partners of Lord, Abbett & Co. are:

       Name and Principal                      Positions and Offices
       BUSINESS ADDRESS (1)                    WITH REGISTRANT

       Robert S. Dow                           Chairman, President and Trustee
       Stephen I. Allen                        Vice President
       Zane E. Brown                           Vice President
       Kenneth B. Cutler                       Vice President and Secretary
       Daniel E. Carper                        Vice President
       Daria L. Foster                         Vice President

       Robert G. Morris                        Vice President
       Robert J. Noelke                        Vice President
       E. Wayne Nordberg                       Vice President
       John J. Walsh                           Vice President

               (1) Each of the above has a principal  business  address at
                   767 Fifth  Avenue,  New York, New York 10153

       (c)      Not applicable.


Item 30.        LOCATION OF ACCOUNTS AND RECORDS

       Registrant  maintains the records required by Rules 31a-1(a) and
       (b), and 31a-2(a) at its main office.

       Lord, Abbett & Co. maintains the records required by Rules 31a-(f) and 31a-2(e) at its main office.

       Certain records such as stock certificates and correspondence may be physically maintained at the main office of the Registrant's Transfer Agent, Custodian, or Shareholder Servicing Agent within the requirements of Rule 31a-3.


Item 31.        MANAGEMENT SERVICES

                None.


Item 32.        UNDERTAKINGS

       (a)      N/A

       (b)      N/A

       (c) The Registrant hereby undertakes to furnish each person to whom a prospectus is delivered with a copy of the Registrant's latest annual report to shareholders, upon request and without charge.

       (d) Registrant hereby undertakes, if requested to do so by the holders of at least 10% of the Registrant's outstanding shares, to call a meeting of shareholders for the purpose of voting upon the question of removal of a trustee or trustees and to assist in communications with other shareholders as required by Section 16(c) of the Investment Company Act of 1940, as amended.

                                  SIGNATURES


Pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act of 1940 the Registrant certifies that it meets all the requirements for effectiveness of this Registration Statement pursuant to Rule 485(b) under the Securities Act of 1933 and has duly caused this Registration Statement and/or any amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York and State of New York on the 25th day of September, 1997

                                                      LORD ABBETT EQUITY FUND


                                                  By  /s/ Robert S. Dow
                                                      -----------------------
                                                      Robert S. Dow
                                                      Chairman of the Board

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


                                    Chairman, President
 /s/  Robert S. Dow                 and Trustee                          9/25/97
----------------------             -----------------------            ----------
Robert S. Dow                             (Title)


                                    Vice President and
 /s/ Keith F. O'Connor              Chief Financial Officer              9/25/97
----------------------             -----------------------            ----------
Keith F. O'Connor                         (Title)


 /s/ E. Wayne Nordberg                    Trustee                        9/25/97
----------------------             -----------------------            ----------
E. Wayne Nordberg                         (Title)


/s/ E. Thayer Bigelow                     Trustee                        9/25/97
----------------------             -----------------------            ----------
E. Thayer Bigelow                         (Title)


/s/ Stewart S. Dixon                      Trustee                        9/25/97
----------------------             -----------------------            ----------
Stewart S. Dixon                          (Title)


/s/ John C. Jansing                       Trustee                        9/25/97
----------------------             -----------------------            ----------
John C. Jansing                           (Title)


/s/ C. Alan MacDonald                     Trustee                        9/25/97
----------------------             -----------------------            ----------
C. Alan MacDonald                         (Title)


/s/ Hansel B. Millican, Jr.               Trustee                        9/25/97
----------------------             -----------------------            ----------
Hansel B. Millican, Jr.                   (Title)


/s/ Thomas J. Neff                        Trustee                        9/25/97
----------------------             -----------------------            ----------
Thomas J. Neff                            (Title)